EXHIBIT 23.3



                CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement of Vista Eyecare, Inc. (formerly National Vision Associates, Ltd.) of our report dated March 6, 1998 relating to the consolidated financial statements of New West Eyeworks, Inc., which appears in such Prospectus.



/s/ Pricewaterhouse CoopersLLP


PricewaterhouseCoopers LLP
Phoenix, Arizona
February 3, 1999